Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner	Victor R. Santoro
	President and Chief Executive	Executive Vice President and
	Officer	Chief Financial Officer
	120 Wilshire Boulevard	120 Wilshire Boulevard
	Santa Monica, CA 90401	Santa Monica, CA 90401
Phone:	310-458-1521 x 271	310-458-1521 x 288
Fax:	310-451-4555	310-451- 4555

FOR IMMEDIATE RELEASE	July 19, 2006

FIRST COMMUNITY BANCORP ANNOUNCES EARNINGS FOR THE SECOND QUARTER OF 2006

—Net Earnings for the Second Quarter 2006 Totaled $14.5 Million, Up 22% over the
Second Quarter of 2005—
—Second Quarter 2006 Diluted EPS of $0.64 per Share—
—Second Quarter Organic Loan Growth of $71.5 Million—
— Demand Deposits Grow $31.3 Million —
—Second Quarter 2006 Net Interest Margin of 6.79%—
— Efficiency Ratio Drops to 45.7% —

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced net earnings for the quarter ended June 30, 2006, of $14.5 million, or $0.64 per diluted share, compared to net earnings of $11.8 million, or $0.72 per diluted share, for the quarter ended June 30, 2005, and net earnings of $17.4 million, or $0.88 per diluted share, for the first quarter of 2006.  The increase in net earnings compared to last year resulted primarily from increased net interest income due to acquisitions and organic loan growth and net interest margin expansion, partially offset by increased credit loss provision and higher noninterest expense associated with business growth. The decrease in net earnings and diluted earnings per share for the second quarter of 2006 from the first quarter of 2006 is due to a credit loss provision.

Net earnings for the six months ended June 30, 2006, were $31.9 million, or $1.50 per diluted share, compared to net earnings of $22.1 million, or $1.36 per diluted share, for the same period of 2005.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  We closed our acquisition of Foothill Independent Bank on May 9, 2006, which added approximately $897.9 million in assets.  In addition to the Foothill acquisition, we acquired Cedars Bank in January 2006, which added $488.9 million in assets, and First American Bank and Pacific Liberty Bank in the second half of 2005, which together added $469.2 million in assets.

Matt Wagner, President and Chief Executive Officer, stated, “We had a solid quarter in terms of organic loan growth and completion of the Foothill acquisition in May, and the related system conversion in early June.   Organic loan growth totaled $71.5 million for the quarter and our net interest margin for the second quarter was 6.79%.  Additionally, our net interest income and efficiency ratio each improved from the first quarter of 2006.  In addition to the loan growth and integration of Foothill, we announced our acquisition of Community Bancorp, which will add approximately $900 million in assets, and which we expect to close in the 4th quarter.  With this acquisition, we will have approximately $5.5 billion in assets and significantly expand our footprint in the San Diego region.”

Mr. Wagner continued, “On the credit side, we made a credit loss provision in the quarter resulting from downgrades of certain acquired loans, continued growth of the loan portfolio, and our analysis of current economic conditions and the markets in which we operate.  While the provision in this quarter is the largest provision we have taken, the Company has grown substantially over the last several years and we believe that the level of the allowance for credit losses accurately reflects the risk in our portfolio in the current lending environment.”

Vic Santoro, Executive Vice President and Chief Financial Officer, also commented, “We achieved a net interest margin of 6.79% for the second quarter, only 3 basis points less than the 6.82% posted in the first quarter of 2006.  Some net interest margin compression was expected as we added Foothill’s liability sensitive interest rate profile during the quarter.  Nonetheless, the volume of our interest income in addition to our integration efforts related to our 2006 acquisitions helped reduce our efficiency ratio to 45.7% for the quarter.  The common stock sold at the end of January increased our tangible equity.  At June 30, 2006, our tangible equity was $283.8 million or 7.16% of tangible assets.  We expect that tangible equity will be increased further upon the closing of the Community Bancorp acquisition, which is an all-stock transaction.”

SECOND QUARTER RESULTS

Dollars in millions, except per share data	Second Quarter 2006	Second Quarter 2005	% Change	First Quarter 2006	% Change

Net Earnings	$14.45	$11.82	22.3%	$17.40 *	(17.0)%
Diluted Earnings Per Share	$0.64	$0.72	(11.1)%	$0.88 *	(27.3)%
Return on Average Assets (ROA)	1.39%	1.66%	(16.3)%	1.91%	(27.2)%
Return on Average Equity (ROE)	7.49%	12.27%	(39.0)%	12.15%	(38.4)%
Net Interest Margin	6.79%	6.19%	9.7%	6.82%	(0.4)%
Efficiency Ratio	45.7%	49.1%	(6.9)%	47.2%	(3.2)%

* Includes $142,000 of additional net earnings, or less than $0.01 per diluted share, related to the accounting change described below.

The increase in net earnings and the improvement in the efficiency ratio for the second quarter of 2006 compared to the second quarter of 2005 were due primarily to increases in our net interest margin and in our average loans. Average loans increased from a combination of organic growth and acquisitions.  The decrease in net earnings for the second quarter of 2006 compared to the first quarter of 2006 was due mainly to recording a $9.5 million ($ 5.5 million after-tax) credit loss provision.  Our efficiency ratio improved as net interest income continued to increase relative to our operating expenses.

YEAR TO DATE RESULTS

	Six Months Ended June 30,
Dollars in millions, except per share data	2006	2005	% Change

Net Earnings	$31.85 *	$22.08	44.3%
Diluted Earnings Per Share	$1.50 *	$1.36	10.3%
Return on Average Assets (ROA)	1.63%	1.56%	4.5%
Return on Average Equity (ROE)	9.47%	11.66%	(18.8)%
Net Interest Margin	6.80%	6.08%	11.8%
Efficiency Ratio	46.4%	51.3%	(9.6)%

* Includes $142,000 of additional net earnings, or less than $0.01 per diluted share, related to the accounting change described below.

The increases in net earnings, diluted earnings per share and ROA and the improvement in the efficiency ratio for the six months ended June 30, 2006 compared to the same period in 2005 were due primarily to increases in our net interest margin and in our average loans.

BALANCE SHEET GROWTH

Loans, net of unearned income, increased $611.8 million, including $540.3 million of acquired loans, to $3.4 billion at June 30, 2006, from March 31, 2006.  Our organic loan growth during the quarter of $71.5million was centered in real estate related loans.  Deposits increased $535.2 million to $3.2 billion at June 30, 2006, from March 31, 2006.  During the second quarter of 2006, we acquired $634.6 million in deposits through the Foothill acquisition.  Deposit outflow for the quarter of $99.4 million was composed of a net increase in demand deposits of $31.3 million and $130.7 million in runoff of higher cost deposits acquired in our mergers.  Demand deposits totaled $1.5 billion at June 30, 2006, and represented 47% of total deposits at that date.  Loan demand in excess of deposit growth was funded by additional borrowings from the Federal Home Loan Bank.

NET INTEREST INCOME CONTINUES TO INCREASE

Net interest income increased to $58.0 million for the second quarter of 2006 compared to $37.2 million for the same period of 2005 and $52.0 million for the first quarter of 2006. The increases compared to the second quarter of 2005 and the first quarter of 2006 were mainly a result of increased interest income from our loan growth and higher loan yields, offset partially by higher interest expense.  Average earning assets increased $1.0 billion to $3.4 billion for the second quarter of 2006 when compared to the same period for 2005, due almost entirely to the increase in average loans.  These increases resulted from acquisitions and organic growth.  Average earning assets increased $340.0 million, including a $321.2 million increase in average loans, for the second quarter of 2006 when compared to the first quarter of 2006 due to a combination of the Foothill acquisition and organic growth.  In addition, increases in our prime lending rate and loan repricings in response to market interest rate changes caused our loan yield to increase.  Interest expense increased $7.5 million for the second quarter of 2006 compared to the second quarter of 2005 and increased $2.7 million compared to the first quarter of 2006.  These increases were due mostly to an increase in our total funding sources as well as the cost of such funds.

Net interest income increased to $110.0 million for the six months ended June 30, 2006 compared to $72.8 million for the same period of 2005. The increases were mainly a result of increased interest income from our loan growth and higher loan yields, offset partially by higher interest expense.

NET INTEREST MARGIN

Our net interest margin for the second quarter of 2006 was 6.79%, an increase of 60 basis points when compared to the same period of 2005 and a decrease of 3 basis points when compared to the first quarter of 2006. Yields on average earning assets were 8.30% and 7.09% for the second quarters of 2006 and 2005, respectively, and 8.16% for the first quarter of 2006. The yield on average loans was 8.66% and 7.56% for the second quarters of 2006 and 2005, and 8.55% for the first quarter of 2006.  The increase in the net interest margin in the second quarter of 2006 over the same period of 2005 is due mainly to the combination of our increased loan volume and our higher prime lending rate, offset in part by increased funding costs. The decrease in the net interest margin in the second quarter of 2006 over the first quarter of 2006 is due mainly to the impact of the mix and rate structure of the deposits acquired in the Foothill acquisition and increased borrowings used to fund loans, offset by the increase in loan yield.

The average cost of deposits was 0.97% for the second quarter of 2006 compared to 0.45% for the second quarter of 2005 and 0.83% for the first quarter of 2006. The increased deposit cost in the second quarter of 2006 compared to the same period of 2005 and first quarter of 2006 resulted from upward adjustments made in rates offered on money market and certain time deposits in response to competition as well as the impact of the higher-cost deposits acquired in the Foothill and Cedars acquisitions.  The overall cost of interest-bearing liabilities increased to 2.60% for the second quarter of 2006 compared to 1.56% for the same period of 2005 and 2.28% for the first quarter of 2006.  The increase over both the second quarter of 2005 and the first quarter of 2006 is due to a combination of increased deposit costs, increased average borrowings used to fund loan growth and deposit flows, and the repricing of our borrowings in the higher interest rate environment.

Our net interest margin for the six months ended June 30, 2006 was 6.80%, an increase of 72 basis points when compared to the same period of 2005.  The increase is primarily the result of higher average loan balances and loan yields.

NONINTEREST INCOME INCREASED

Noninterest income for the second quarter of 2006 totaled $4.3 million compared to $3.3 million earned in the same period in 2005, and $3.7 million in the first quarter of 2006.  Noninterest income for the six months ended June 30, 2006 totaled $8.0 million compared to $6.8 million earned in the same period in 2005.  The increases in noninterest income result largely from increased service charges and fees for deposits and are attributed to our acquisitions.

NONINTEREST EXPENSE ITEMS

Noninterest expense for the second quarter of 2006 totaled $28.5 million compared to $19.9 million for the same period in 2005 and $26.2 million for the first quarter of 2006. The increase compared to the second quarter of 2005 relates mostly to increased compensation expense resulting from additional staff added through our acquisitions, pay rate increases, and increased employee benefits costs.  Occupancy costs increased due to additional office locations added by acquisitions and most other general operating expenses increased due to the four acquisitions completed since August 2005.  The second quarter of 2006 also includes approximately $930,000 of merger-related and consolidation costs comprised of (a) compensation, including retention bonuses, for employees assisting in the Foothill conversion and (b) accruals, primarily facilities related, for consolidating five locations into other branches.

The increase compared to the first quarter of 2006 is due mainly to an increase in most expense categories due to the Foothill acquisition.  Nevertheless, our high level of net interest income and cost control processes helped our efficiency ratio decline to 45.7% for the second quarter of 2006.  During the second quarter compensation costs and professional fees decreased.  Compensation costs were decreased by approximately $1.7 million due to reduced discretionary incentive compensation accruals which are tied to the Company’s profitability.  Professional fees decreased due to lower legal fees.

Noninterest expense includes amortization of restricted and performance stock, which is included in compensation, and intangible asset amortization.  Restricted and performance stock amortization totaled $1.9 million for the second quarter of 2006 compared to $646,000 for the second quarter of 2005 and $1.6 million for the first quarter of 2006.  The increase compared to the prior quarters resulted largely from additional awards made during the first quarter of 2006.  Amortization expense for all restricted and performance stock awards is estimated to be $7.0 million for 2006.  Intangible asset amortization increased from the first quarter of 2006 to the second quarter of 2006 by approximately $428,000 to $1.6 million.  This increase resulted from additional amortization related primarily to the Foothill acquisition. Intangible asset amortization is estimated to be $6.3 million for 2006, excluding any effect from the announced Community Bancorp acquisition.  The 2006 estimates of both restricted and performance stock award expense and intangible asset amortization are subject to change.

Noninterest expense for the six months ended June 30, 2006 totaled $54.7 million compared to $40.8 million for the same period in 2005.

CREDIT QUALITY

During the second quarter of 2006, we made a provision for credit losses of $9.5 million.  The provision reflects an increase in nonaccrual loans, the credit quality of an acquired portfolio, our analysis of current market conditions including the outlook for real estate related loans, and organic loan growth.

Our nonaccrual loans increased from $11.5 million at March 31, 2006, to $15.6 million at June 30, 2006.  The increase is largely the result of $3.0 million of Cedars-acquired loans and one foreign loan for $3.0 million that were placed on nonaccrual at June 30, 2006, offset by reductions.  We charged off $898,000 related to the foreign loan and will submit a claim to our insurer for the $3.0 million balance.  Until such time as the insurance proceeds are received, this foreign loan will remain on nonaccrual.

Our integration procedures and internal credit review have indicated that the underlying credit quality of certain of the Cedars-acquired loans was deficient compared to our standards.  As a result, we adversely classified certain Cedars-acquired loans in accordance with our criteria.  Plans have been put in place to remove these assets from classified status by either strengthening underlying documentation, obtaining additional collateral and/or payments from borrowers, or possibly selling selected loans.

Recent reports on California real estate indicate that housing activity has peaked and has since shown signs of slowing, and that real estate and construction employment has slowed significantly since the beginning of 2006.  As a result of this and the other factors cited above, and notwithstanding the strict underwriting standards we believe we have applied to loans we have originated, we increased our allowance for credit losses to recognize the additional credit risks that such factors and market trends have brought to light.

At June 30, 2006, the ratio of our allowance for credit losses to loans, net of unearned income, was 1.51% compared to 1.34% at March 31, 2006.   The allowance for total credit losses totaled $51.9 million at June 30, 2006, and was comprised of the allowance for loan losses of $43.4 million and the reserve for unfunded loan commitments of $8.5 million.  Although we expect that the actions we are taking to reduce the Company’s nonaccrual and classified loans will be successful, no assurance can be given that we will ultimately be successful and that additional losses will not be recognized.

ACCOUNTING CHANGE

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”).  As permitted under formerly effective accounting rules, we did not consider estimated forfeitures of stock awards during periods prior to January 1, 2006, and recognized the effect of forfeitures as they occurred.  As required by SFAS 123R, we recognized the cumulative effect of estimated forfeitures for unvested restricted stock awards as of December 31, 2005, by increasing our first quarter of 2006 earnings by $242,000.  The after tax effect of this adjustment was to increase net earnings by $142,000, or less than $0.01 per diluted share.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank, each remained well capitalized at June 30, 2006.

ACQUISITIONS

On May 9, 2006 we completed the previously announced acquisition of Foothill Independent Bancorp and its subsidiary Foothill Independent Bank, which added approximately $898 million in assets. In the merger we issued an aggregate of 3,946,912 shares of First Community common stock to Foothill stockholders. Approximately $10.2 million in cash was delivered to holders of outstanding and unexercised Foothill common stock options. Based on the closing price of First Community’s common stock on May 9, 2006, the aggregate consideration paid to Foothill stockholders and holders of options to acquire Foothill common stock was approximately $244.0 million.

On May 16, 2006 we announced that we had entered a definitive agreement and plan of merger to acquire Community Bancorp Inc. for approximately $277.0 million in consideration consisting of First Community common stock and cash for outstanding Community Bancorp stock options.  When the merger is completed, Community Bancorp shareholders will receive 0.735 of a share of First Community common stock in exchange for each share of Community Bancorp common stock, subject to possible adjustment as described more fully in the definitive agreement.  Community Bancorp, which is headquartered in Escondido, California, is the parent of Community National Bank and had $896.8 million in assets and twelve branches across San Diego and Riverside Counties at June 30, 2006. Upon completion of the acquisition, it is expected that Community National Bank will be merged into First National Bank, a San Diego-based wholly-owned subsidiary of First Community.  We expect that that merger will be completed during the fourth quarter of 2006.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $4.6 billion in assets as of June 30, 2006, with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank. Through the banks’ 57 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western has 43 branches located in Los Angeles, Orange, Riverside and San Bernardino Counties, and in San Francisco, California and First National Bank has 14 branches across San Diego County.  Through its subsidiary First Community Financial, First National provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation;  revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by First Community with the SEC.  The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

This press release does not constitute an offer to sell securities or a solicitation of an offer to buy and does not constitute solicitation material in respect of the proposed acquisition of Community Bancorp. In connection with the proposed Community Bancorp transaction, First Community intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement-prospectus to be mailed to stockholders of Community Bancorp and First Community and other relevant documents in connection with the proposed transaction.  Shareholders of Community Bancorp and First Community are urged to read the proxy statement-prospectus and any other relevant documents filed with the SEC because they will contain important information about First Community, Community Bancorp and the proposed Community Bancorp transaction. The final proxy statement-prospectus will be mailed to shareholders of Community Bancorp and First Community.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(In thousands, except share data)
Assets:
Cash and due from banks	$138,396	$100,662
Federal funds sold	14,000	4,600
Total cash and cash equivalents	152,396	105,262

Interest-bearing deposits in financial institutions	287	90

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	41,692	26,753
Securities available-for-sale	228,221	212,601
Total securities	269,913	239,354

Loans, net of unearned income	3,435,026	2,467,828
Allowance for loan losses	(43,448)	(27,303)
Net loans	3,391,578	2,440,525
Premises and equipment	28,902	19,063
Intangible assets	593,088	323,188
Cash surrender value of life insurance	68,916	56,207
Other assets	54,133	42,722
Total assets	$4,559,213	$3,226,411

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,493,865	$1,179,808
Interest-bearing deposits	1,685,639	1,225,553
Total deposits	3,179,504	2,405,361

Accrued interest payable and other liabilities	48,798	38,318
Borrowings	324,100	160,300
Subordinated debentures	129,902	121,654
Total liabilities	3,682,304	2,725,633

Shareholders’ Equity:
Common stock	758,216	400,868
Retained earnings	121,479	102,325
Accumulated other comprehensive income:
Unrealized loss on securities available-for-sale, net	(2,786)	(2,415)
Total shareholders’ equity	876,909	500,778
Total liabilities and shareholders’ equity	$4,559,213	$3,226,411

Shares outstanding (includes 654,707 shares at June 30, 2006, and 405,831 shares at December 31, 2005, underlying unvested stock awards)	24,840,915	18,346,566

Book value per share	$35.30	$27.30

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarters Ended			Six Months Ended June 30,
	6/30/06	3/31/06	6/30/05	2006	2005
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$68,330	$59,949	$40,611	$128,279	$78,549
Interest on federal funds sold	66	15	51	130	302
Interest on time deposits in other financial institutions	5	64	1	20	3
Interest on investment securities	2,588	2,166	1,982	4,754	4,045
Total interest income	70,989	62,194	42,645	133,183	82,899

Interest expense:
Interest expense on deposits	7,136	5,629	2,420	12,765	4,406
Interest expense on borrowings	3,118	2,163	964	5,281	1,761
Interest expense on subordinated debentures	2,697	2,450	2,049	5,147	3,935
Total interest expense	12,951	10,242	5,433	23,193	10,102
Net interest income before provision for credit losses	58,038	51,952	37,212	109,990	72,797
Provision for credit losses	9,500	100	620	9,600	1,420
Net interest income after provision for credit losses	48,538	51,852	36,592	100,390	71,377

Noninterest income:
Service charges on deposit accounts	1,986	1,559	1,558	3,545	3,262
Other commissions and fees	1,641	1,554	1,076	3,195	2,073
Gain on sale of loans, net	—	—	144	—	259
Increase in cash surrender value of life insurance	531	421	412	952	829
Other income	178	171	141	349	410
Total noninterest income	4,336	3,705	3,331	8,041	6,833

Noninterest expense:
Compensation	14,865	15,230	11,436	30,095	23,289
Occupancy	3,905	3,145	2,485	7,050	5,048
Furniture and equipment	981	761	645	1,742	1,311
Data processing	1,719	1,335	1,221	3,054	2,341
Other professional services	1,016	1,120	631	2,136	1,822
Business development	353	347	260	700	519
Communications	749	626	474	1,375	929
Insurance and assessments	492	472	433	964	878
Intangible asset amortization	1,577	1,149	813	2,726	1,626
Other	2,832	2,058	1,494	4,890	3,080
Total noninterest expense	28,489	26,243	19,892	54,732	40,843
Earnings before income taxes and effect of accounting change	24,385	29,314	20,031	53,699	37,367
Income taxes	9,934	12,053	8,213	21,987	15,287
Net earnings before cumulative effect of accounting change	14,451	17,261	11,818	31,712	22,080
Cumulative effect on prior years (to December 31, 2005) of changing the method of accounting for stock-based compensation forfeitures	—	142	—	142	—
Net earnings	$14,451	$17,403	$11,818	$31,854	$22,080

Per share information
Number of shares (weighted average):
Basic	22,509.2	19,377.8	15,972.8	20,952.2	15,915.5
Diluted	22,736.9	19,673.7	16,326.8	21,208.5	16,293.0
Basic earnings per share:
Net earnings before accounting change	$0.64	$0.89	$0.74	$1.51	$1.39
Accounting change	—	0.01	—	0.01	—
Basic earnings per share	$0.64	$0.90	$0.74	$1.52	$1.39
Diluted earnings per share:
Net earnings before accounting change	$0.64	$0.88	$0.72	$1.50	$1.36
Accounting change (1)	—	—	—	—	—
Diluted earnings per share	$0.64	$0.88	$0.72	$1.50	$1.36

(1) Less than $0.01 per diluted share for the quarter ended March 31, 2006 and the six months ended June 30, 2006.

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended			Six Months Ended June 30,
	6/30/06	3/31/06	6/30/05	2006	2005
	(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$3,163,362	$2,842,121	$2,154,171	$3,003,629	$2,131,386
Investment securities	260,536	238,804	250,676	249,730	257,389
Federal funds sold	5,898	7,418	7,194	6,654	26,526
Interest-bearing deposits in financial institutions	468	1,886	113	1,173	256
Average earning assets	3,430,264	3,090,229	2,412,154	3,261,186	2,415,557
Other assets	738,114	603,267	437,401	671,063	440,287
Average total assets	$4,168,378	$3,693,496	$2,849,555	$3,932,249	$2,855,844

Average Liabilities and Shareholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,342,328	$1,238,758	$1,030,239	$1,290,829	$1,006,353
Interest-bearing deposits	1,613,881	1,501,782	1,150,307	1,558,141	1,190,511
Average deposits	2,956,209	2,740,540	2,180,546	2,848,970	2,196,864
Other interest-bearing liabilities	383,804	321,336	248,597	352,743	239,326
Other liabilities	53,990	50,893	34,038	52,450	37,664
Average liabilities	3,394,003	3,112,769	2,463,181	3,254,163	2,473,854
Average equity	774,375	580,727	386,374	678,086	381,990
Average liabilities and shareholders’ equity	$4,168,378	$3,693,496	$2,849,555	$3,932,249	$2,855,844

Yield Analysis:
Average earning assets	$3,430,264	$3,090,229	$2,412,154	$3,261,186	$2,415,557
Yield	8.30%	8.16%	7.09%	8.24%	6.92%
Average interest-bearing deposits	$1,613,881	$1,501,782	$1,150,307	$1,558,141	$1,190,511
Cost	1.77%	1.52%	0.84%	1.65%	0.75%
Average deposits	$2,956,209	$2,740,540	$2,180,546	$2,848,970	$2,196,864
Cost	0.97%	0.83%	0.45%	0.90%	0.40%
Average interest-bearing liabilities	$1,997,685	$1,823,118	$1,398,904	$1,910,884	$1,429,837
Cost	2.60%	2.28%	1.56%	2.45%	1.42%

Interest spread	5.70%	5.88%	5.53%	5.79%	5.50%
Net interest margin	6.79%	6.82%	6.19%	6.80%	6.08%

Average interest sensitive liabilities	$3,340,013	$3,061,876	$2,429,143	$3,201,713	$2,436,190
Cost	1.56%	1.36%	0.90%	1.46%	0.84%

LOAN CONCENTRATION (unaudited)

	As of the Dates Indicated
	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$716,418	$672,211	$639,393	$610,075	$587,716
Real estate–construction	763,861	683,180	570,080	506,469	438,740
Commercial real estate–mortgage	1,812,484	1,321,657	1,117,030	1,049,745	991,556
Consumer	54,455	49,958	47,221	41,739	43,965
Foreign:
Commercial	95,692	98,152	94,930	94,402	97,672
Other	7,182	7,728	8,320	9,365	9,962
Total gross loans	$3,450,092	2,832,886	2,476,974	2,311,795	2,169,611

CREDIT QUALITY MEASURES  (Unaudited)

	As of or for the:
	Quarter Ended	Quarter Ended	Year Ended
	6/30/06	3/31/06	12/31/05

Nonaccrual loans	$15,613	$11,539	$8,422
Other real estate owned	—	—	—
Total nonperforming assets	$15,613	$11,539	$8,422

Charged-off loans	$(1,299)	$(385)	$(3,518)
Recoveries	528	477	2,360
Net recoveries (charge-offs)	$(771)	$92	$(1,158)

Allowance for loan losses to loans, net of unearned income	1.26%	1.12%	1.11%
Allowance for credit losses to loans, net of unearned income	1.51%	1.34%	1.34%
Allowance for loan losses to nonaccrual loans	278.3%	273.0%	324.2%
Allowance for credit losses to nonaccrual loans	332.6%	328.8%	391.5%
Allowance for loan losses to nonperforming assets	278.3%	273.0%	324.2%
Allowance for credit losses to nonperforming assets	332.6%	328.8%	391.5%
Nonperforming assets to loans, net of unearned income, and other real estate owned	0.45%	0.41%	0.34%
Annualized net recoveries (charge-offs) to average loans	(0.10)%	0.01%	(0.05)%
Nonaccrual loans to loans, net of unearned income	0.45%	0.41%	0.34%

ALLOWANCE FOR CREDIT LOSSES (unaudited)

	As of or for the:
	Quarter Ended	Quarter Ended	Year Ended
	6/30/06	3/31/06	12/31/05

Balance at beginning of period	$37,937	$32,971	$29,507
Loans charged-off:
Commercial	(333)	(368)	(1,646)
Real estate – construction	(29)	—	—
Real estate – mortgage	—	—	(100)
Consumer	(39)	(17)	(180)
Foreign	(898)	—	(1,592)
Total loans charged-off	(1,299)	(385)	(3,518)

Recoveries on loans charged-off:
Commercial	508	377	2,106
Real estate – construction	—	—	—
Real estate – mortgage	—	1	11
Consumer	20	—	241
Foreign	—	99	2
Total recoveries on loans charged-off	528	477	2,360
Net recoveries (charge-offs)	(771)	92	(1,158)
Provision for credit losses	9,500	100	1,420
Additions due to acquisitions	5,257	4,774	3,202
Balance at end of period	$51,923	$37,937	$32,971

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES (unaudited)

	As of or for the:
	Quarter Ended	Quarter Ended	Year Ended
	6/30/06	3/31/06	12/31/05

Allowance for loan losses	$43,448	$31,501	$27,303
Reserve for unfunded loan commitments	8,475	6,436	5,668
Balance at end of period	$51,923	$37,937	$32,971